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                           ESSEX PROPERTY TRUST, INC.

      777 CALIFORNIA AVENUE, PALO ALTO, CALIFORNIA 94304, (415) 494-3700,
                               (415) 494-8743 FAX
    CONTACT: KEITH GUERICKE, PRESIDENT OR WENDY CARHART, INVESTOR RELATIONS

                             FOR IMMEDIATE RELEASE

             ESSEX ISSUES ADDITIONAL $20 MILLION OF PREFERRED STOCK Company Completes the Previously Announced Private Placement

     Palo Alto, California - June 23, 1997 - Essex Property Trust, Inc. (NYSE:ESS) today completed the previously announced issuance and sale of Series 1996A Convertible Preferred Stock to Tiger/Westbrook Real Estate Fund, L.P and Tiger/Westbrook Real Estate Co-Investment Partnership, L.P. Essex issued and sold 800,000 shares of the Preferred Stock at $25 per share, for an aggregate purchase price of $20 million. The issuance and sale completes the transaction which was announced in June of 1996, and approved by the Company's common stockholders in September of 1996. A total of 1.6 million shares of preferred stock have been purchased by Tiger/Westbrook, an aggregate investment of $40 million. Essex will use the funds to continue to pursue acquisition and development opportunities on the West Coast.

     Essex Property Trust, Inc., located in Palo Alto and traded on the New York Stock Exchange (ESS), is a fully integrated Real Estate Investment Trust
(REIT). Self-administered and self-managed, Essex focuses on multifamily properties in targeted West Coast markets, specifically the San Francisco, Seattle, Southern California and Portland metropolitan areas. Currently, Essex has ownership interests in thirty-six multifamily properties (7,846 units), accounting for approximately 94% of its revenue. Additional information can be located on the world wide web at www.essexproperties.com.

     The statements which are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, including, but not limited to, market demand, the effect of economic conditions, the impact of competition and competitive pricing, the result of financing efforts, the effect of the Company's accounting policies and other risks detailed in the Company's Securities and Exchange Commission filings.


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